As filed with the Securities and Exchange Commission on December 18, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nastech Pharmaceutical Company Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	11-2658569
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3450 Monte Villa Parkway

Bothell, Washington 98021
(425) 908-3600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Office)

Steven C. Quay, M.D., Ph.D.

Chairman, Chief Executive Officer and President
Nastech Pharmaceutical Company Inc.
3450 Monte Villa Parkway
Bothell, Washington 98021
(425) 908-3600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Richard Marlin, Esq.
Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, New York 10022
(212) 715-9100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

     Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.    ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Unit	Offering Price	Registration Fee

Common Stock	(1)	(1)	(1)	N/A

Warrants	(1)	(1)	(1)	N/A

Total for sale by Registrant	(1)	(1)	$30,000,000	$2,427(2)

(1)	There are being registered hereunder by the registrant such indeterminate number of shares of common stock and such indeterminate number of warrants to purchase common stock as shall have an aggregate initial offering price not to exceed $30,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. There are also being registered hereunder by the registrant an indeterminate number of shares of common stock as shall be issuable upon exercise of any securities that provide for that issuance.
(2)	Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED DECEMBER 18, 2003

Nastech Pharmaceutical Company Inc.

$30,000,000

of
Common Stock and Warrants

      We may offer and sell shares of common stock and warrants to purchase common stock. These securities may be offered and sold from time to time for an aggregate offering price of up to $30,000,000.

      When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the offering price of the securities. The prospectus supplements may also add, update, or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

      Our shares of common stock trade on the Nasdaq National Market under the symbol “NSTK”. On December 17, 2003, the last sale price of the shares as reported on the Nasdaq National Market was $8.71 per share.

       Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.

      Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2003.

Important Notice about the Information Presented in this Prospectus

      This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this process, we may from time to time sell any combination of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

      Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. Before making an investment decision, you should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.”

      When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and the prospectus supplement, including the information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where such an offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is accurate as of any date other than the date mentioned on the cover page of those documents. Our business, financial condition, results of operations, and prospectus may have changed since that date.

PROSPECTUS SUMMARY
FORWARD LOOKING INFORMATION
RISK FACTORS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF WARRANTS
LEGAL MATTERS
RECENT DEVELOPMENTS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
EXHIBIT 5.1
EXHIBIT 23.1

Prospectus Summary	1
Forward Looking Information	2
Risk Factors	3
Use of Proceeds	10
Plan of Distribution	10
Description of Common Stock	11
Description of Warrants	12
Legal Matters	13
Experts	13
Recent Developments	13
Where You Can Find More Information	13

PROSPECTUS SUMMARY

      You should read this entire prospectus, including the information set forth under “Risk Factors” and the information incorporated by reference in this prospectus. As used in this prospectus, “Nastech,” “company,” “we,” “us” and “our” refer to Nastech Pharmaceutical Company Inc. and its consolidated subsidiaries, unless otherwise specified.

Nastech Pharmaceutical Company Inc.

      Nastech Pharmaceutical Company Inc. is a formulation science company and recognized as a leader in nasal drug delivery technology. Formulation science is a systematic approach to drug development using biophysics, physical chemistry and pharmacology to maximize therapeutic efficacy and safety, which sometimes involves a change in route of administration. The nasal drug delivery technology is essential in designing an optimized, customizable dosage form and in delivering proteins and large molecule drugs that can currently only be delivered by injection or other non-optimized routes.

      Our core technical competency involves the research, development and manufacture of nasally administered prescription pharmaceuticals. We investigate the commercial weaknesses of pharmaceutical products currently available in oral, injectable or other dosage forms, and we determine the advantages an alternative nasal drug delivery system would have for the same drug in the market place. For example, while the oral route delivery is the most popular and least expensive method of delivery, gastrointestinal and liver metabolism can reduce an oral drug’s effectiveness. Generally, a nasal delivery system will provide faster absorption into the blood stream than an oral product thereby resulting in faster onset of action. Other possible advantages of this therapy may include lower drug doses, fewer side effects, greater safety and efficacy, greater convenience to the patient, better patient compliance of prescribed drug therapy, and lower overall health care costs for the patient when compared to established methods of delivery.

      Our current business strategy seeks to broaden applications of our commitment to formulation science, allowing drugs to be more safe and effective in patient treatment, with particular emphasis on the applications for nasal drug delivery in the prescription and over-the-counter markets. To accomplish this objective, we plan to do the following:

•	focus initial efforts on significant injectable approved drugs;

•	leverage strategic alliances; and

•	protect and expand intellectual property rights.

      The following list summarizes our current programs under development:

•	Abuse-resistant opioid oral dosage for pain management;

•	Apomorphine nasal spray for sexual dysfunction;

•	Calcitonin nasal spray for osteoporosis;

•	Cytokine (Interferon) nasal sprays for multiple sclerosis, hepatitis and/or cancer;

•	Growth Hormone (GH) stimulating nasal spray for GH deficiency;

•	Morphine Gluconate nasal spray for breakthrough pain management; and

•	Peptide PYY(3-36) nasal spray for obesity.

      We intend to leverage our core technologies by collaborating with other pharmaceutical and biotechnology companies that have products under development that may benefit from nasal delivery.

      As of November 30, 2003, Nastech employs 75 full-time employees, of whom 61 are engaged in research and development.

      Nastech is a Delaware corporation. Our principal executive offices are located at 3450 Monte Villa Parkway, Bothell, Washington 98021, and our telephone number there is (425) 908-3600.

FORWARD LOOKING INFORMATION

      Some of the statements in this prospectus and in documents incorporated by reference constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events or our financial performance, and involve certain known and unknown risks, uncertainties and other factors, including those identified below, which may cause our or our industry’s actual or future results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statements or from historical results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “believe,” “expect,” “plan,” “anticipate,” “intend,” “estimate,” “predict,” “potential” and other expressions which indicate future events and trends. We have no duty to update or revise any forward-looking statements after the date of this prospectus or to conform them to actual results, new information, future events or otherwise.

      The following factors, among others, could cause our or our industry’s future results to differ materially from historical results or those anticipated:

•	the projected size of the drug delivery market;

•	the advantages of nasal drug delivery;

•	the need for improved and alternative drug delivery methods;

•	costs associated with any product liability claims, patent prosecution and other lawsuits;

•	our ability to enter into collaborative alliances with pharmaceutical companies;

•	our efforts to find a collaborative partner for, including, without limitation, abuse-resistant opioid oral dosage, apomorphine nasal spray, calcitonin nasal spray, cytokine (interferon) nasal sprays, growth hormone (GH) stimulating nasal spray, morphine gluconate nasal spray, and peptide PYY (3-36) nasal spray;

•	our efforts to collaborate with other pharmaceutical and biotechnology companies that have products under development;

•	our ability to successfully complete product research and development, including pre-clinical and clinical studies and commercialization;

•	our ability to obtain required governmental approvals, including product and patent approvals;

•	our ability to attract and/or retain our key officers and employees and manufacturing, sales, distribution and marketing partners;

•	our ability to develop and commercialize our products before our competitors; and

•	our ability to obtain additional funding.

      These factors and the risk factors described in this document are all of the important factors of which we are currently aware that could cause actual results, performance or achievements to differ materially from those expressed in any of our forward-looking statements. We operate in a continually changing business environment, and new risk factors emerge from time to time. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. We cannot assure you that projected results or events will be achieved or will occur.

RISK FACTORS

      An investment in the securities offered through this prospectus involves certain risks. You should carefully consider the following risks, as well as other information contained elsewhere in this prospectus or incorporated by reference in this prospectus and in any accompanying prospectus supplement.

Risks Related to Our Business

Because of significant research and development and other costs, we have never been profitable on an annual basis, and we may never become profitable.

      We incurred net losses in each of the last three years as follows: $9.7 million in 2000, $9.2 million in 2001, and $13.5 million in 2002. As of September 30, 2003, we had an accumulated deficit of $48.9 million. The process of developing our products requires significant research and development efforts, including basic research, pre-clinical and clinical development, as well as FDA regulatory approval. These activities, together with our sales, marketing, general and administrative expenses, have resulted in operating losses in the past. We may never achieve profitability. As a result, the market price of our common stock could decline.

Because our operating results are subject to significant fluctuations and uncertainties, we may not be able to meet any of our future expense obligations, and our failure to meet public market analysts or investors’ expectations regarding earnings may cause our stock price to decline.

      Our operating results are subject to significant fluctuations and uncertainties due to a number of factors including, among others:

•	the timing and achievement of licensing transactions, including milestones and other performance factors associated with these contracts;

•	the time and costs involved in patent prosecution and development of our proprietary position;

•	continued scientific progress and level of expenditures in our research and development programs;

•	the cost of manufacturing scale-up and production batches, including vendor provided activities and costs;

•	the time and costs involved in obtaining regulatory approvals;

•	changes in general economic conditions and drug delivery technologies;

•	the expiration of existing patents and related revenues; and

•	new products and product enhancements that we or our competitors introduce.

      As a result of these factors and other uncertainties, our operating results have fluctuated significantly over the last three years resulting in net losses of $9.7 million, $9.2 million, and $13.5 million in the years 2000, 2001, and 2002, respectively. Over the past four quarters, our net income (losses) have varied from a loss of $6.3 million to income of $13.0 million.

      Our revenues and operating results, particularly those reported on a quarterly basis, may continue to fluctuate significantly. This fluctuation makes it difficult to forecast our operating results. Therefore, we believe that quarterly comparisons of our operating results may not be meaningful, and you should not rely on them as an indication of our future performance. Also, our operating results in a future quarter or quarters may fall below the expectations of public market analysts or investors. If this were to occur, the price of our stock could decline.

Because intellectual property rights are of limited duration, expiration of intellectual property rights and licenses may negatively impact our operating results.

      Intellectual property, such as patents, and license agreements based on those patents, generally are of limited duration. Our operating results depend on our patents and intellectual property licenses. Therefore, the expiration or other loss of rights associated with intellectual property and intellectual property licenses can negatively impact our business. For example, in the past we received significant revenues from royalties related to the sale of Stadol®NSTM. The underlying patents on Stadol®NSTM expired in August 2001 in the United States and in April 2002, internationally, resulting in the discontinuance of royalties from Bristol-Myers Squibb, the licensee. This event will adversely affect our revenue and contribution to operations in the future.

If we are unable to adequately protect our proprietary technology from legal challenges, infringement or alternative technologies, this inability may hurt our competitive position.

      We specialize in the nasal delivery of pharmaceutical products and rely on the issuance of patents, both in the United States and internationally, for protection against competitive drug delivery technology. Although we believe that we exercise the necessary due diligence in our patent filings, our proprietary position is not established until the appropriate regulatory authorities actually issue a patent, which may take up to two or three years after initial filing.

      Moreover, even the established patent positions of pharmaceutical companies are generally uncertain and involve complex legal and factual issues. Although we believe our issued patents are valid, it is possible that others may nevertheless challenge our issued patents, that our issued patents will not withstand review in a court of competent jurisdiction, and that a court will hold our issued patents to be invalid. Furthermore, it is possible that others will infringe or otherwise circumvent our issued patents and that we will be unable to fund the cost of litigation against them. We also cannot assure you that others have not filed patent applications for technology covered by our pending applications or that we were the first to invent the technology. There may be third party patents or patent applications relevant to our potential products that may block or compete with the technologies covered by our patent applications.

      In addition, we may not be able to protect our established and pending patent positions from competitive drug delivery technologies, which may provide more effective therapeutic benefit to patients and which may therefore make our products, technology and/or proprietary position obsolete.

      If we are unable to adequately protect our proprietary technology from legal challenges, infringement or alternative technologies, we may not be able to compete in the pharmaceutical delivery business.

If the commercial opportunity for nasally-administered products is limited, this limitation could impact our anticipated future revenue growth.

      The physical and chemical properties of a drug affect our ability to develop a method of delivering it intranasally. Although we continue to explore the feasibility of nasally delivering drugs that are large, more complex molecules, we have more expertise in nasal delivery of smaller, less complex molecules. The universe of nasal products that qualify as small molecules and are available for commercialization may be limited. Accordingly, we may be subject to intense competition in these potential products, which can affect our anticipated future revenue growth. Although we need to accelerate our research of the intranasal delivery of larger molecules, it is possible that we will not be successful in this area. If we are not successful in this area, our future revenue may not grow at all or as quickly as anticipated.

We may require additional financing in the future, and if additional capital is not available, we may have to curtail or cease operations.

      Our business currently does not generate the cash that is necessary to finance our operations. Subject to the success of our development programs and potential licensing transactions, we may require additional capital to complete the research and development activities we currently contemplate and to commercialize our proposed products. In addition, we may need to raise additional capital to fund more rapid expansion, to develop and commercialize new products, to enhance existing services, to respond to competitive pressures, and to acquire complementary businesses or technologies. Our future capital needs depend on many factors, including:

•	the scope, duration and expenditures associated with our current research and development programs;

•	continued scientific progress in these programs;

•	the outcome of potential licensing transactions, if any;

•	competing technological developments;

•	our proprietary patent position, if any, in our products;

•	the regulatory approval process for our products; and

•	other factors which may not be within our control.

      We may not be able to obtain additional financing at these times on terms favorable to us, if at all. General market conditions may make it very difficult for us to seek financing from the capital markets. Without additional funding, we may have to delay, reduce or eliminate one or more research or development programs and reduce overall overhead expenses. This action may reduce the market price of our common stock.

Our product development efforts may not result in commercial products.

      We intend to continue our aggressive research and development program. Successful product development in the biotechnology industry is highly uncertain, and very few research and development projects produce a commercial product. Product candidates that appear promising in the early phases of development, such as in early human clinical trials, may fail to reach the market for a number of reasons, such as:

•	the product candidate did not demonstrate acceptable clinical trial results even though it demonstrated positive preclinical trial results;

•	the product candidate was not effective in treating a specified condition or illness;

•	the product candidate had harmful side effects on humans;

•	the necessary regulatory bodies, such as the FDA, did not approve our product candidate for an intended use;

•	the product candidate was not economical for us to manufacture and commercialize;

•	other companies or people have or may have proprietary rights to our product candidate, such as patent rights, and will not let us sell it on reasonable terms, or at all; or

•	the product candidate is not cost effective in light of existing therapeutics.

      As a result, there can be no assurance that any of our products currently in development will ever be successfully commercialized.

The FDA is required to approve our product candidates before they can be marketed and we cannot assure you that data collected from preclinical and clinical trials of our product candidates will be sufficient to support approval by the FDA, the failure of which could delay our profitability and adversely affect our stock price.

      Many of our research and development programs are at an early stage. Clinical trials are long, expensive and uncertain processes. Clinical trials may not be commenced or completed on schedule, and the FDA may not ultimately approve our product candidates for commercial sale. Further, even if the results of our preclinical studies or clinical trials are initially positive, it is possible that we will obtain different results in the later stages of drug development or that results seen in clinical trials will not continue with longer term treatment. Drugs in late stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing. For example, positive results in early Phase I or

Phase II clinical trials may not be repeated in larger Phase II or Phase III clinical trials. All of our potential drug candidates are prone to the risks of failure inherent in drug development. The clinical trials of any of our drug candidates, including abuse-resistant opioid oral dosage, apomorphine nasal spray, calcitonin nasal spray, cytokine (interferon) nasal sprays, growth hormone (GH) simulating nasal spray, morphine gluconate nasal spray, and peptide PYY (3-36) nasal spray could be unsuccessful, which would prevent us from commercializing the drug. Our failure to develop safe, commercially viable drugs would substantially impair our ability to generate revenues and sustain our operations and would materially harm our business and adversely affect our stock price.

We are subject to extensive government regulation that may cause us to cancel or delay the introduction of our products to market.

      Our research and development activities and the clinical investigation, manufacture, distribution and marketing of drug products are subject to extensive regulation by governmental authorities in the United States and other countries. Prior to marketing in the United States, a drug must undergo rigorous testing and an extensive regulatory approval process implemented by the FDA under federal law, including the federal Food, Drug and Cosmetic Act. To receive approval, we or our collaborators must, among other things, demonstrate with substantial evidence from well-controlled clinical trials that the product is both safe and effective for each indication where approval is sought. Depending upon the type, complexity and novelty of the product and the nature of the disease or disorder to be treated, that approval process can take several years and require substantial expenditures. Data obtained from testing are susceptible to varying interpretations that could delay, limit or prevent regulatory approvals of our product candidates. Drug testing is subject to complex FDA rules and regulations, including the requirement to conduct human testing on a large number of test subjects. We, our collaborators or the FDA may suspend human trials at any time if a party believes that the test subjects are exposed to unacceptable health risks. We cannot assure you that any of our product candidates will be safe for human use. Other countries also have extensive requirements regarding clinical trials, market authorization and pricing. These regulatory schemes vary widely from country to country, but, in general, are subject to all of the risks associated with U.S. approvals.

      If any of our products receives regulatory approval, the approval will be limited to those disease states and conditions for which the product is safe and effective, as demonstrated through clinical trials. Even if regulatory approval is obtained, later discovery of previously unknown problems may result in restrictions of the product, including withdrawal of the product from the market. Further, governmental approval may subject us to ongoing requirements for post-marketing studies. Even if we obtain governmental approval, a marketed product, its manufacturer and its manufacturing facilities are subject to unannounced inspections by the FDA and must comply with the FDA’s GMP regulations. These regulations govern all areas of production, record keeping, personnel and quality control. If a manufacturer fails to comply with any of the manufacturing regulations, it may be subject to, among other things, product seizures, recalls, fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecution. Other countries also impose similar manufacturing requirements.

Because we have limited experience in marketing or selling our proposed products, these products may never be successful.

      Even if we are able to develop our products and obtain necessary regulatory approvals, we have limited experience or capabilities in marketing or commercializing any of our proposed products. We are dependent on our ability to find collaborative marketing partners or contract sales companies for commercial sale of our products. Even if we find a potential marketing partner, we may not be able to negotiate a licensing contract on favorable terms to justify our investment or achieve adequate revenues. In addition, a licensing transaction with a marketing partner does not assure a product’s success, which is dependent upon patients, physicians or third-party payers’ accepting the product.

      Our products may prove to be unsuccessful if various parties, including government health administration authorities, private health care insurers and other health care payers, such as health maintenance organizations and self-insured employee plans that determine reimbursement to the consumer, do not accept our products. We cannot assure you that reimbursement will be available at all or at levels sufficient to allow our marketing partners to achieve profitable price levels for our products. If we fail to achieve adequate reimbursement levels, patients may not purchase our products and sales of these products will be reduced.

We may be required to defend lawsuits or pay damages for product liability claims.

      Product liability is a major risk in testing, marketing and manufacturing biotechnology and pharmaceutical products. We face substantial product liability exposure in human clinical trials and for products that we sell, or manufacture for others to sell, after regulatory approval. Product liability claims, regardless of their merits, could be costly and divert management’s attention, and adversely affect our reputation and the demand for our products.

We may be unable to compete successfully against our current and future competitors.

      Our competitors are numerous and include, among others, major pharmaceutical companies, biotechnology firms, universities and other research institutions. Our competitors may succeed in developing technologies and products that are more effective than the nasal delivery technology we are developing or that will cause our technology or products to become obsolete or noncompetitive. In addition, our potential products, if approved and commercialized, will compete against well-established existing products. For example, Pfizer has already successfully commercialized Viagra, a competitor of our product candidate, intranasal apomorphine.

      Many of our competitors have substantially greater financial and technical resources and production and marketing capabilities than we have. They also may have greater experience in conducting preclinical testing and clinical trials of pharmaceutical products and obtaining FDA and other regulatory approvals. Therefore, our competitors may succeed in obtaining FDA approval for products faster than we could. Even if we commence commercial sales of our products, we will also be competing against their manufacturing efficiency and marketing capabilities, areas in which we have limited or no experience. We also face and will continue to face intense competition from other companies for collaboration arrangements with other pharmaceutical and biotechnology companies.

      Although we believe that our ownership of patents for our nasal delivery products will limit direct competition with these products, we must also compete with other promising technologies such as controlled release, target organ or site release, pumps, polymers, microemulsion, monoclonal antibodies, inhalation, ocular, liposomal, implants, transdermal passive and transdermal electrotransport. Our competitors may develop other products using these or other delivery alternatives that may be as or more effective than our products and proposed products. In addition, we may not be able to compete effectively with other commercially available products or drug delivery technologies.

If we fail to negotiate or maintain successful collaborative arrangements with third parties, our development and commercialization activities may be delayed or reduced.

      In the past, we have entered into, and expect to enter into in the future, collaborative arrangements with third parties who provide us with funding and/or who perform research, development, regulatory compliance, manufacturing or commercialization activities relating to some or all of our product candidates. If we fail to secure or maintain successful collaborative arrangements, our development and commercialization activities may be delayed or reduced.

      These collaborative agreements can be terminated under certain conditions by our partners. Our partners may also under some circumstances independently pursue competing products, delivery approaches or technologies. Even if our partners continue their contributions to our collaborative arrangements, they may nevertheless determine not to actively pursue the development or commercialization of any resulting products. Also, our partners may fail to perform their obligations under the collaborative arrangements or may be slow in performing their obligations. In addition, our partners may experience financial difficulties at any time that could prevent them from having available funds to contribute to these collaborations. In these circumstances, our ability to develop and market potential products could be severely limited.

If we have a problem with our manufacturing facility, or if we or our suppliers fail to comply with applicable regulations, we may not be able to market our products or conduct clinical trials.

      Generally, we manufacture all of our products for clinical and commercial use at our principal manufacturing facility located in Hauppauge, New York. Although it is our intent to have multiple suppliers for materials and components of our manufactured products, we cannot ensure that this will occur. In addition, we must produce these products in compliance with federal and state regulations. These authorities also subject our facilities to inspection. In addition, some of our key suppliers, such as SGD Pharma, Pfeiffer of America, and Control Pharma are also subject to regulatory compliance. If we have a problem at our manufacturing facility, or if we or our suppliers fail to comply with federal and state regulations or otherwise fail to perform their respective obligations in a timely fashion or not at all, these problems or failures could cause a delay in clinical trials or the supply of product to market. Any significant delay or failure to perform could also jeopardize our performance contracts with collaborative partners, result in material penalties to us, and jeopardize the commercial viability of our products.

Changes in the healthcare industry that are beyond our control may be detrimental to our business.

      The healthcare industry is changing rapidly as the public, government, medical professionals and the pharmaceutical industry examine ways to broaden medical coverage while controlling the increase in healthcare costs. Potential changes could put pressure on the prices of prescription pharmaceutical products and reduce our business or prospects. We cannot predict when, if any, proposed healthcare reforms will be implemented, and these changes are beyond our control.

If we lose our key personnel, or if we are unable to attract and retain additional personnel, then we may be unable to successfully develop our business.

      If we lose our President, Chief Executive Officer and Chairman of the Board, Dr. Steven C. Quay, or any of our other key managers or key technical personnel, this event could seriously harm our business. Although we generally execute employment agreements with key personnel, this is not a guarantee that we will be able to retain them or that we will be able to replace any of them if we lose their services for any reason. Competition for these managers and technical personnel is intense. Failure to retain these key personnel, could, among other things:

•	compromise our ability to negotiate and enter into additional collaborative arrangements;

•	delay our ongoing discovery research efforts;

•	delay preclinical or clinical testing of our product candidates;

•	delay the regulatory approval process; or

•	prevent us from successfully commercializing our product candidates.

      In addition, if we have to replace any of these individuals, we will not be able to replace the significant amount of knowledge that they have about our operations.

Risks Related to the Securities Markets and Ownership of Our Common Stock

We cannot assure you that our stock price will not decline.

      The market price of our common stock could be subject to significant fluctuations. Among the factors that could affect our stock price are:

•	changes in revenue estimates or publication of research reports by analysts;

•	failure to meet analysts’ revenue estimates;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	actions by institutional stockholders;

•	general market conditions; and

•	domestic and international economic factors unrelated to our performance.

Additionally, numerous factors relating to our business may cause fluctuations or declines in our stock price.

      The stock markets in general and the markets for pharmaceutical stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. Accordingly, we cannot assure you that you will be able to resell the shares of common stock currently held by you or the shares of common stock to be held by you upon exercise of the warrants at any particular price, or at all.

We expect to sell shares of our common stock in the future, and these sales will dilute the interests of other securityholders and may depress the price of our common stock.

      As of November 30, 2003, there were 11,849,128 shares of common stock outstanding, there were outstanding options to purchase 3,077,816 shares of our common stock, and there were outstanding warrants to purchase 1,098,752 shares of our common stock. There are also 1,249,500 shares of common stock which are issuable under our existing equity line of credit and under the related warrants which we may grant in the future to Castlebar and Jesup & Lamont. The Castlebar equity line of credit is scheduled to expire in January 2004. We may also issue additional shares in acquisitions, financings or in connection with the grant of additional stock options to our employees, officers, directors and consultants under our stock option plans. We have not entered into any agreements or understanding regarding any future acquisitions and cannot assure that we will be able to identify or complete any acquisition in the future. The issuance or even the potential issuance of shares under our existing equity line of credit, in connection with any other additional financing, or upon exercise of warrants, options or rights will have a dilutive impact on other stockholders and could have a negative effect on the market price of our common stock. In addition, we may issue shares to Castlebar under our existing line of credit at a discount to the daily volume weighted average prices of our common stock during the 22 trading days after notification of a drawdown. This would further dilute the interests of other stockholders.

      If we draw down on the line of credit when share prices are decreasing, we will need to issue more shares, which will lead to dilution and potentially further price decrease.

      If we issue shares of our common stock to Castlebar under our existing equity line of credit which is scheduled to expire in January 2004, and then Castlebar sells the common stock to third parties, our common stock price may decrease due to the additional shares in the market. If we decide to draw down on our existing equity line of credit as the price of our common stock decreases, we may need to issue more shares of our common stock for any given dollar amount that Castlebar invests, subject to the minimum selling price we specify. The more shares we may issue under our existing equity line of credit, the more diluted our shares may be and the more our stock price may decrease. This may encourage short sales, which could place further downward pressure on the price of our common stock.

The anti-takeover provisions of our stockholder rights plan may entrench management, may delay or prevent beneficial takeover bids by third parties, and may prevent or frustrate any stockholder attempt to replace or remove the current management even if the stockholders consider it beneficial to do so.

      We have a stockholder rights plan designed to protect our stockholders from coercive or unfair takeover tactics. Under the plan, we declared a dividend of one preferred stock purchase right for each share of common stock outstanding on March 17, 2000. Each preferred stock purchase right entitles the holder to purchase from us 1/1000 of a share of Series A Junior Participating Preferred Stock for $50. In the event any acquiring entity or group accumulates or initiates a tender offer to purchase 15% or more of our common stock, then each holder of a preferred stock purchase right, other than the acquiring entity and its affiliates, will have the right to receive, upon exercise of the preferred stock purchase right, shares of our common stock or shares in the acquiring entity having a value equal to two times the exercise price of the preferred stock purchase right.

      The intent of the stockholder rights plan is to protect our stockholders’ interests by encouraging anyone seeking control of our company to negotiate with our board of directors. However, our stockholder rights plan could make it more difficult for a third party to acquire us without the consent of our board of directors, even if doing so may be beneficial to our stockholders. Furthermore, the anti-takeover provisions of our stockholder rights plan may entrench management and make it more difficult for stockholders to replace management even if the stockholders consider it beneficial to do so.

USE OF PROCEEDS

      We intend to use the net proceeds from the sale of securities offered by this prospectus for the funding of our clinical research and development programs, the clinical development of our pipeline, capital expenditures, working capital needs and other general corporate purposes or for any other purpose we describe in any applicable prospectus supplement. Our management will retain broad discretion in the allocation of the net proceeds from the sale of these securities.

PLAN OF DISTRIBUTION

      We may sell the securities being offered pursuant to this prospectus directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of these methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to us, any underwriting discounts and other items constituting underwriters’ compensation, and initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

      If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

      If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

      The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

      Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resales thereof.

      Underwriters, dealers and agents, may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. We may grant underwriters who participate in the distribution of the securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

      If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter into contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal, at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

      In connection with the offering of the securities, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

      The underwriters in an offering of the securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, any managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market.

      Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on Nasdaq. Any common stock sold pursuant to a prospectus supplement will be eligible for quotation and trading on Nasdaq, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange or eligible for quotation and trading on Nasdaq.

DESCRIPTION OF COMMON STOCK

      Set forth below is a description of our common stock. The following description of our common stock is a summary and is subject to the provisions of our certificate of incorporation, our by-laws and the relevant provisions of the laws of the State of Delaware.

      We are currently authorized to issue up to 25,000,000 shares of common stock, par value $0.006 per share. As of November 30, 2003, we had issued and outstanding 11,849,128 shares of our common stock.

      The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of our common stock. Our certificate of incorporation does not authorize cumulative voting for the election of directors. Subject to the rights of the holders of any class of our capital stock having any preference or priority over our common stock, the holders of shares of our common stock are entitled to receive dividends that are declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in our net assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Our common stock has no preemptive rights, conversion rights, redemption rights or sinking fund provisions, and there are no dividends in arrears or default.

      American Stock & Transfer Company is the transfer agent and registrar for our common stock.

DESCRIPTION OF WARRANTS

      We may issue warrants to purchase common stock. The warrants may be issued independently or together with any other securities and may be attached to or separate from the other securities. Each series of warrants may be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent.

      The warrants will be evidenced by warrant certificates. Unless otherwise specified in the prospectus supplement, the warrant certificates may be traded separately from the common stock with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant does not have any of the rights of a holder of our common stock and is not entitled to any payments on any common stock issuable upon exercise of the warrants.

      The prospectus supplement relating to a series of warrants will describe the specific terms of the warrants including the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued and the currency in which the price for the warrants may be paid;

•	the price at which and the currency in which the common stock purchasable upon exercise of the warrants may be purchased and the various factors considered in determining that price;

•	the dates on which the right to exercise the warrants will commence and expire and whether the exercise of warrants will be at the option of holders, at our option, or automatic;

•	whether the warrants are exercisable by payment of cash, surrender of other securities, or both;

•	provisions for changes to or adjustments in the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the other securities with which the warrants are issued and the number of the warrants issued with each such other security;

•	if applicable, the date on and after which the warrants and the related other securities will be separately transferable;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of material U.S. federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures, and limitations relating to the exchange or exercise of the warrants.

      You may exercise warrants by payment to our warrant agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and giving your identity and the number of warrants to be exercised. Once you pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward securities to you in authorized denominations or share amounts. If you exercise less than all of the warrants evidenced by your warrant certificate, you will be issued a new warrant certificate for the remaining amount of warrants.

LEGAL MATTERS

      The validity of the warrants and common stock underlying the warrants is being passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York.

RECENT DEVELOPMENTS

      On December 12, 2003, we entered into a revised capital lease agreement with GE Capital Corporation, which allows us to finance an additional $2.75 million in certain fixed asset purchases through December 31, 2004.

EXPERTS

      The consolidated financial statements of Nastech Pharmaceutical Company Inc. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, appearing in Nastech’s Annual Report (Form 10-K) for the year ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any public offering document we file, including a copy of the registration statement on Form S-3 of which this prospectus is a part, without charge at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549.

      You can also request copies of all or any portion of these documents by writing the Public Reference Section and paying certain prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Section. Additionally, these documents are available to the public from the SEC’s web site at http://www.sec.gov.

      The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that we file later with the SEC under the Exchange Act will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	Current Reports on Form 8-K filed on January 29, 2003, June 17, 2003, July 1, 2003, July 17, 2003, and September 4, 2003 and Current Report on Form 8-K/A filed on February 21, 2003; and

•	The description of our common stock set forth in our Registration Statement on Form 8-A filed on August 12, 1985, including any amendment or reports filed for the purpose of updating such description.

      You may request a copy of these filings, or any other documents or other information referred to in, or incorporated by reference into, this prospectus, at no cost, by writing or calling us at the following address or telephone number:

Nastech Pharmaceutical Company Inc.

3450 Monte Villa Parkway
Bothell, Washington 98021
Attention: Chief Financial Officer
(425) 908-3600

Exhibits to the documents incorporated by reference will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

          You should rely only on the information contained in this prospectus or information specifically incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof. This prospectus is not an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation is illegal.

NASTECH PHARMACEUTICAL

COMPANY INC.

$30,000,000 OF COMMON

STOCK AND WARRANTS

                    , 2003

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses Of Issuance And Distribution

      The Registrant is paying all of the expenses related to this offering. The following table sets forth the approximate amount of fees and expenses payable by the Registrant in connection with this Registration Statement and the distribution of the shares of the securities being registered hereby. The selling securityholders will bear all underwriting discounts, commissions or fees attributable to the sale of the registrable securities.

SEC registration fee	$2,427
Legal fees and expenses	17,000
Accounting fees and expenses	10,000
Printing and engraving expenses	10,000

Total	$39,427

Item 15.	Indemnification of Directors and Officers

      Our Certificate of Incorporation, as amended, provides that the indemnification provisions of Sections 102(b)(7) and 145 of the Delaware General Corporation Law shall be utilized to the fullest extent possible. Further, the Certificate of Incorporation contains provisions to eliminate the liability of our directors to Nastech or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation, as amended, provides for such limitation of liability.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the Securities and Exchange Commission is of the opinion that such indemnification may contravene federal public policy, as expressed in said Act, and therefore, may be unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the Commission is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 16.	Exhibits

Exhibit
No.	Description

4.1	Specimen Common Stock Certificate (filed as Exhibit 4A to Nastech’s Registration Statement No. 33-70180 on Form SB-2, as amended, filed on October 12, 1993, and incorporated herein by reference)
4.2	Certificate of Incorporation of Nastech, as amended (filed as Exhibit 3A to Nastech’s Registration Statement No. 33-70180 on Form SB-2, as amended, filed on October 12, 1993, and incorporated herein by reference)
4.3	Amended By-laws of Nastech, as amended (filed as Exhibit 3B to Nastech’s Registration Statement No. 33-70180 on Form SB-2, as amended, filed on October 12, 1993, and incorporated herein by reference)
4.4	Certificate of Amendment of Certificate of Incorporation of Nastech (filed as Exhibit 3.3 to Nastech’s Registration Statement No. 333-16507 on Form S-2, filed on November 20, 1996, and incorporated herein by reference)
5.1	Opinion of Kramer Levin Naftalis & Frankel LLP*
23.1	Consent of KPMG LLP*
23.2	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1)*
24	Power of Attorney (included on the signature page)*

*	Filed herewith.

Item 17.	Undertakings

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that clauses (1)(i) and (i)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on the 18th day of December, 2003.

NASTECH PHARMACEUTICAL COMPANY INC.

By:	/s/ STEVEN C. QUAY, M.D., PH.D.

Steven C. Quay, M.D., Ph.D.
Chairman of the Board,
Chief Executive Officer and President

      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints STEVEN C. QUAY, M.D., Ph.D., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on December 18, 2003 the capacities indicated below.

Signature	Title

/s/ STEVEN C. QUAY, M.D., PH.D. Steven C. Quay, M.D., Ph.D.	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)

/s/ GREGORY L. WEAVER Gregory L. Weaver	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ J. CARTER BEESE, JR. J. Carter Beese, Jr.	Director

/s/ DR. IAN R. FERRIER Dr. Ian R. Ferrier	Director

/s/ JOHN V. POLLOCK John V. Pollock	Director

/s/ BRUCE R. THAW Bruce R. Thaw	Director

/s/ DEVIN N. WENIG Devin N. Wenig	Director

EXHIBIT INDEX

Exhibit	Description

4.1	Specimen Common Stock Certificate (filed as Exhibit 4A to Nastech’s Registration Statement No. 33-70180 on Form SB-2, as amended, filed on October 12, 1993, and incorporated herein by reference)
4.2	Certificate of Incorporation of Nastech, as amended (filed as Exhibit 3A to Nastech’s Registration Statement No. 33-70180 on Form SB-2, as amended, filed on October 12, 1993, and incorporated herein by reference)
4.3	Amended By-laws of Nastech, as amended (filed as Exhibit 3B to Nastech’s Registration Statement No. 33-70180 on Form SB-2, as amended, filed on October 12, 1993, and incorporated herein by reference)
4.4	Certificate of Amendment of Certificate of Incorporation of Nastech (filed as Exhibit 3.3 to Nastech’s Registration Statement No. 333-16507 on Form S-2, filed on November 20, 1996, and incorporated herein by reference)
5.1	Opinion of Kramer Levin Naftalis & Frankel LLP*
23.1	Consent of KPMG LLP*
23.2	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1)*
24	Power of Attorney (included on the signature page)*

*	Filed herewith